Exhibit 99.2

[tousa logo]
Company Contacts:
	David Keller	Hunter Blankenbaker
	Chief Financial Officer	Director of Corporate Communications
	Telephone: 800-542-4008	Telephone: 954-965-6606
	Email:investor@tousa.com	Email: hblankenbaker@tousa.com

Technical Olympic USA, Inc. Names David J. Keller As Senior
Vice President — Chief Financial Officer And Tommy L.
Mcaden As Senior Vice President – Strategy And Operations

Hollywood, Fla., April 27, 2004 — Technical Olympic USA, Inc. (NASDAQ: TOUS) announced today that its Board of Directors has named David J. Keller as Senior Vice President, Chief Financial Officer, and Treasurer of Technical Olympic USA, effective May 1, 2004.

“David brings to Technical Olympic USA the unique combination of strong financial expertise and experience in the homebuilding industry,” said Antonio B. Mon, President and Chief Executive Officer of Technical Olympic USA. “We are pleased to welcome David to the Company, and we look forward to his leadership and the contributions he will bring to our growing business.”

Most recently, Mr. Keller was Chief Financial Officer of CitiFinancial, a subsidiary of CitiGroup. Prior to CitiGroup, he spent 8 years as Chief Financial Officer of D.R. Horton and oversaw a period of rapid growth in the business. Mr. Keller began his career with Ernst & Young and, as Audit Partner for 8 years, represented clients in a wide range of industries. Mr. Keller is a graduate of the University of Notre Dame.

The Company also announced that Tommy L. McAden, who has served as Vice President and Chief Financial Officer since June of 2002, will be named Senior Vice President – Strategy and Operations of Technical Olympic USA and Executive Vice President – Operations of TOUSA Homes. “Tommy has made invaluable contributions to the Company as CFO during his tenure,” said Mr. Mon. “This is a unique opportunity for Tommy to deepen his operational knowledge of the homebuilding business and to continue to play a key role in shaping our strategy for future growth.”

Finally, the Company announced that its Board of Directors has elected Andreas Stengos, a member of the Board since 1999, as Chairman of the Executive Committee of the Board replacing George Stengos, and has named George Stengos, also a member of the Board since 1999, as Executive Vice President of the Company, replacing Yannis Delikanakis, a former member of the Board and Executive Vice President since 2003. Ms. Marianna Stengou was elected to replace Mr. Delikanakis on the Board.

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 14 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc.

This press release may contain forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on February 10, 2004.